Exhibit 99.1

Investor Contacts:	Media Contact:
Kelly Loeffler, VP, Investor Relations & Corp. Communications	Ellen G. Resnick
IntercontinentalExchange	Crystal Clear Communications
770-857-4726	773-929-9292 (o); 312-399-9295 (c)
kelly.loeffler@theice.com	eresnick@crystalclearPR.com

Sarah Stashak, Director, Investor & Public Relations
IntercontinentalExchange
770-857-0340
sarah.stashak@theice.com
IntercontinentalExchange Announces Deferred Launch for ICE Clear Europe
Due to Financial Market Conditions
LONDON, UK (September 15, 2008) — IntercontinentalExchange (NYSE: ICE), a leading operator of regulated global derivatives exchanges and over-the-counter (OTC) markets, announced today that the launch of ICE Clear Europe has been postponed, pursuant to the terms of the transition plan with LCH.Clearnet.
LCH.Clearnet and ICE Clear Europe, in consultation with the U.K. Financial Services Authority, unanimously agreed to postpone the novation of positions from LCH.Clearnet to ICE Clear Europe as a result of market conditions during the transition weekend. The revised date for the final transfer of positions and funds will be established in the near term, and is anticipated to occur later in September or in October. The technology phase of the transition was successfully completed as planned on Saturday, September 13.
“Given the success of the implementation of the transition plan this weekend, we are confident that the transfer will proceed smoothly on a rescheduled date,” said ICE President and Chief Operating Officer Chuck Vice. “This decision was made in continuous consultation with industry participants throughout the weekend, and in the interest of the broader market, in order to respond appropriately to the current dynamic environment.”
ICE plans to update investor guidance for ICE Clear Europe revenues on October 2 in its monthly volume press release.
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates regulated global futures exchanges and over-the-counter (OTC) markets for agricultural, energy, equity index and currency contracts, as well as credit derivatives. ICE® offers these markets to participants around the world through its technology infrastructure and trading platform, together with clearing, market data and risk management services. ICE Futures EuropeTM is ICE’s regulated energy futures exchange. ICE’s regulated North American exchanges, ICE Futures U.S.TM and ICE Futures CanadaTM, offer markets for agricultural and financial contracts. Creditex, a market leader in trade execution and processing for credit derivatives, is also a wholly-owned subsidiary of ICE. A member of the Russell 1000® and S&P 500 indices, ICE is headquartered in Atlanta, with offices in New York, London, Chicago, Winnipeg, Calgary, Houston and Singapore. www.theice.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding IntercontinentalExchange’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2007, and ICE’s Quarterly Report on Form 10-Q, as filed with the SEC on February 13, 2008, and August 4, 2008, respectively.